Exhibit 10.11
Executive Officer Compensation

Except as otherwise noted, on March 1, 2006 the Compensation Committee of the Board of Directors approved the following compensatory arrangements with each of its executive officers:

Name	Title	2006 Base Salary(1)	2006 Bonus(2)	2006 Stock Option Grants(3)

Samir T. Badawi	President and CEO	$465,000	$533,120	10,913

Kelvin R. Collard	Vice President and CFO	$233,000	$153,000	5,375

Ernest C. English, Jr.	Vice President and General Manager North America Operations	$209,000	$130,148	4,000

Paul A. Firrell	Vice President and General Manager Europe/Africa Operations	$249,500(4)	$130,600(4)	4,000

Gerald E. Hersh	Vice President and General Manager U.S. Installation Operations	$204,000	$94,256	4,000

James T. Steinke	Vice President and General Manager Asia/Pacific Operations	$175,000	$108,281	4,000

(1)Salary increases were approved by on December 13, 2005 and effective January 1, 2006.
(2) Incentive bonuses paid in 2006, and accrued in 2005, are based on achievement of (1) adjusted EBITDA target, (2) average working capital target and (3) personal goals as were set forth in the 2005 incentive bonus plan.
(3) Represents nonqualified stock options exercisable for the listed number of shares of GEO Holdings Corp. common stock. The options expire 10 years from the date of grant, are exercisable at any time for an exercise price of $21.35 per share. Options were granted under the GEO Holdings Corp. 2004 Stock Option Plan.
(4) Based on an exchange rate of 1.7205 at December 31, 2005.

Director Compensation

We pay our independent board members, Mr. Goodrich and Mr. Evans, the following fees related to their service on the Board:

•	$20,000 annual retainer
•	$5,000 annual committee member retainer
•	$5,000 annual Committee Chairman retainer
•	$1,000 fee for each meeting attended

In addition, Messrs. Goodrich and Evans are eligible to participate in the GEO Holdings Corp. 2004 Stock Option Plan, but no awards have been made under such plan. They also have the opportunity to purchase up to $100,000 of GEO Holdings stock from CHS at a purchase price of $18.50 per share, which was the price paid by CHS for the stock in connection with the Merger. We reimburse all our directors for reasonable expenses incurred in connection with attendance at board and committee meetings.